Exhibit 99.1

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

May 4, 2011

8:00 a.m. CT

Operator: Please standby. Good day and welcome to this FTI Consulting’s 1st Quarter 2011 Earnings Conference Call. As a reminder, today’s call is being recorded. Now for opening remarks and introductions, I would like to turn the conference over to Mr. Eric Boyriven. Please go ahead, sir.

Eric Boyriven: Good morning and welcome to the FTI Consulting conference call to discuss the company’s 2011 1st Quarter results which were reported this morning. Management will begin with formal remarks after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve uncertainties and risks.

Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions, business trends and other information that is not historical including statements regarding estimates of our future financial results.

For discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

statement in the earnings press release we issued this morning, a copy of which is available on our Website at www.fticonsulting.com as well as disclosures under the heading risk factors and forward-looking information in our most recent Form 10-K and in our filing with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this earnings call. During the call we will discuss certain non-GAAP financial measures such as adjusted EBITDA, adjusted segment EBITDA and adjusted EPS.

For a discussion of these non-GAAP financial measures as well as the reconciliation of these non-GAAP financial measures to the most recently comparable GAAP results - GAAP measures - investors should review the press release we issued this morning.

With these formalities out of the way, I’d like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

Jack Dunn: Thank you. Good morning and thanks everyone for joining us. With me on the call this morning are Dennis Shaughnessy, our Chairman, David Bannister, the Chairman of our North American Region, and Roger Carlisle, our Chief Financial Officer.

Our results were released first thing this morning and I hope you’ve had a chance to review them. If you have not, they are available on our Website at www.fticonsulting.com.

The 1st Quarter was a good start to what we hope will be a very, very good year for FTI Consulting. From an operational standpoint, we enjoyed a solid quarter but in terms of the strategic development of our businesses, it was an outstanding one.

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

We successfully completed a series of transactions with LECG Corporation that significantly furthered our development as a company and enhanced our competitive position in several key practices that are important to our future.

In terms of the deployment of our capital into productive and value-generating initiatives for our shareholders, these transactions and the steps we have taken with our accelerated stock buyback we believe leave us with a more efficient capitalization while also preserving the flexibility to make further investments as opportunities present themselves.

From an operational standpoint, revenues in the quarter were an all-time record $362 million, up from $350 million a year ago. This eclipses the prior record of $360.5 million that we generated at the height of the recession in the 2nd Quarter of 2009 which our bankruptcy and restructuring activities were going full bore.

We achieved this despite our restructuring and bankruptcy activities continuing to be faced by a challenging headwind. We achieved this because our activities that are key to an economic expansion continue to gain traction in their respective markets and to again more than make up for the decline in restructuring work.

In the 1st Quarter the pro-cyclical businesses grew nine-and-a-half percent, substantially all of which was organic. Our practices outside the U.S. again were a key factor in our growth.

Total revenues in Asia/Pacific more than doubled year-over-year with strong organic growth in forensic and litigation consulting and strategic communications and another great performance by our acquired corporate financial restructuring business.

Latin America grew by 24% and although our activities here are small relative to our overall business, it demonstrates the market dynamics and opportunity for us in the region.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

While our activities in North America and EMEA - Europe, Middle East and Africa - in total were flat year-over-year, declines in corporate finance and restructuring marked some very interesting and promising growth in our other businesses.

Adjusted EBITDA in the quarter was $61.7 million or 17% of revenue. This was down from $75.9 million a year ago on a smaller contribution from corporate finance on restructuring.

Included in adjusted EBITDA for the quarter are expenses related to the LEC transactions of approximately $1.4 million which were mostly legal fees. Another $500,000 or so of one-time tax adjustments and also about $800,000 of essentially non-recurring incentive payments related to an acquisition.

We reported adjusted earnings per share in the quarter of 48 cents which included the impacts from the above including about two cents related to LECG.

The tax item that I mentioned took our tax rate up to 38% which is higher than the 37% that we expect for the rest of the year and the incentive payment cost us another penny so that in terms of our underlying earnings power in the quarter, one could make a case for about 52 cents.

The fully diluted share count of 45.6 million was down two-and-a-half million shares or about 5% from a year ago due to shares repurchased under our current authorization. This share count does not reflect the full impact of our accelerated stock buyback that we announced in February and have since completed.

During the quarter we repurchased and retired about 4.4 million shares and expect to receive and retire approximately an additional 600,000 shares in May for a total cost of $209 million. Depending on the price, there could also be a few more shares down the road but this essentially completes our $500 million stock repurchase authorization.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

With regard to the practices, revenues in corporate finance and restructuring in the quarter were $107.3 million, a decline of about $10 million or 9% from a year ago. Adjusted segment EBITDA for corporate finance was $21.5 million compared to $34.7 million a year ago.

The declines in revenue and adjustment segment EBITDA stem from the continuing softness in demand for restructuring and bankruptcy services as the credit markets continue to improve. This decline was partially offset by improvements in the segment’s healthcare business as well as contributions from the Asia practice acquired last summer.

As default rates remain at historically low levels, we continue to explore ways to enhance the profitability of the practice. These include emphasis on transaction support and industry-specific domain expertise and we are actively working to shift our restructuring and bankruptcy focus staff with appropriate skills to other practices which are experiencing increasing demand.

All this while we continue to assess the longer-term demand for our restructuring and bankruptcy services. In forensic and litigation consulting, we had another good quarter. Revenues increased more than 5% compared to a year ago to $83 million from just under $79 million.

We have more than made up for lower activity in two large fraud causes which although they remain important contributors to segment revenue are significantly down from last year. We have had good new case opening activity which tends to in the beginning use senior people as they’re opened up but later on mature and increase in margin and utilization.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

There was a solid increase in the overall level of litigation activity. Regulated industries maintained their strong performance and our Asian investigations practice sustained its momentum.

All these factors are good indicators in think of a return in strength to the litigation consulting market. Adjustment segment EBITDA and FLC was at $16.9 million compared to - equal to - 20.4% of revenues compared to $19.8 million or 25% of revenues a year ago.

Again I think the mix of mature cases and new cases will tend to have a positive effect on our margin and utilization as we go forward. Adjusted segment EBITDA margins declined from a year ago due to the lower utilization as those large fraud cases began to wind down and higher head count as we anticipate a continuing strength in the market into the year.

Economic consulting maintained its strong momentum from the 4th Quarter. Activity was strong across a number of our core practices within economics, most notably M&A and financial economics and the European and Canadian international arbitration practice had an excellent quarter.

As a result, segment revenues were a record for a quarter, increasing over 10% to $74.3 million from $67.3 million a year ago. Adjusted EBITDA for Econ was $13.2 million, equal to 17.8% of revenues, down slightly from $13.5 million that we reported last year.

Adjusted EBITDA in the quarter reflects increased equity-based compensation expense due to the increase in our share price and about a million dollars of expenses that were allocated related to the LECG transactions.

Margins were also impacted by the investments we’re making in our European and Canadian practices in term of some key hires we’ve made over the past six months and while those practices are ramping nicely, they haven’t yet achieved the scale necessary to generate the usual level of profitability that we’ve come to enjoy.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

Technology had another excellent result in the 1st Quarter. Revenues increased almost 18% to $51 million, a quarterly record driven by increased litigation and investigations activity and the continued success of our acuity offer.

Adjusted segment EBITDA in the quarter was $18.6 million and the adjustment segment EBITDA margin in the quarter was a strong 36-and-a-half percent due to the high level of revenue although down from exceptionally high margins a year ago.

We have aggressively managed expenses to maintain margins in the face of continued competitor pricing environment in the unit-based side of the business. Strategic Communications revenues increased 7% in the quarter to $46.4 million driven by modest growth of retainers and some good project work in the largest markets of the U.S. and U.K.

Asia/Pacific maintained its strong trajectory on the strength of Australia’s strong natural resource-driven economy which was a driver of M&A and overall business. Adjustment segment EBITDA was $5.4 million equal to 11.7% of revenue.

Margins were down slightly versus last year as they were affected by the accrual of incentive compensation of approximately $800,000 that I mentioned earlier related to an acquisition. This will recur in the 2nd Quarter in a similar amount but then that will be completed. Now let’s turn to the strategic development that we accomplished during the quarter.

As we announced on March 31st, we completed a series of transactions with LECG Corporation that significantly advanced the key elements of our strategy, namely building our global platform to enhance our ability to deliver critical thinking at the critical time and further reinforce our industry expertise in certain vertical markets where there is an increasing premium being placed on domain expertise to contend with changes that are occurring.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

The transaction with LECG accomplished both these objectives. To remind you of the detail, we acquired a number of practices from LECG involving more than 200 professionals across Europe, the United States and Latin America.

These professionals were generating about $80 million in annualized revenues on a trailing 12-month basis at the end of their tenure with LECG. In terms of compensation we paid about $27 million in cash for the businesses and assumed about $16 million in liabilities. We did not take on any additional debt in connection with the transaction.

About 150 of the professionals that we added are based outside the U.S. so we are adding significant heft to our growing capabilities in Europe and Latin America. This represents an increase of about 13% to our non-U.S. employee base. Fully 30% of our employees now work outside the U.S. which reinforces our statute as a truly global firm.

As an aside while London has been our second-largest office for some time, it is now vying with New York for the number 1 position which is a remarkable development as less than five years ago we barely had any presence at all in London.

However, this is more than just about putting dots on the map and showing a global presence. The addition of these professionals is strategically important to us in terms of how they enhance our competitive position in several of our critical consulting disciplines and raise the visibility of FTI in new markets.

You’ve heard me speak often of our leadership and competition in the antitrust economic consulting and how we are experiencing strong demand in these areas.

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

With our new colleagues we will be putting these capabilities on the ground in Europe with the launch of our European competition and antitrust economics practice which will have teams in place in important business centers such as Madrid, London and Brussels.

With the increasing trends towards cross-border M&A and collaborative regulatory bodies, our ability to advise in multiple jurisdictions greatly enhances our abilities to service our global clients with a competitive advantage.

Similarly we are expanding the global reach of our international arbitration practice which as you know from our recent conference calls is gaining traction not only in its business performance but is also being rapidly recognized as a leader in the market.

The professionals we are adding give us greater heft in Europe where we have been off to a fast start but also bring a team of 33 people to Latin America that launches our practice there. This enables us to triangulate North America, South America and Europe with a seamless team.

In addition to the competition and antitrust and international arbitration capabilities we are adding in London, the LECG transaction provides the basis for launching new practices based there, a European tax advisory practice which advises (unclear) 100 and Fortune 500 companies on their international tax issues while significantly enhancing our existing London-based dispute advisory practice with seasoned practitioners that complement our market-leading position in the U.S. dispute advisory market.

Finally closer to home as we’ve long wished we’re expanding our Forensic and Litigation Consulting team in the U.S. especially the West Coast with the addition of several senior practitioners in our San Francisco office who bring expertise in forensic accounting, financial investigations, disputes and expert witness testimony among others.

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

Apart from the global platform, the other dimensions of our strategy that we’ve often talked about is our pursuit of greater domain expertise in key industries that are undergoing transformational change or experiencing heightened regulatory scrutiny.

Our new colleagues increase our resources and global reach in industry practices where we already have critical mass such as insurance and financial institutions, energy, utilities, airline and aviation and environmental and they enable us to launch new practice in areas such as these with the critical mass.

To help you understand the financial impact on our business from the addition of these new practices, let me offer the following. As I’ve said before the practices we have acquired were generating about $80 million in annual run rate basis so given that they are joining us one-third into the year, we would expect around $60 million in revenue from them in 2011.

As we bring these folks into our business, there will in the normal transition impact and integration expenses plus the usual summer seasonality so we’re looking at a modest contribution to profits in the next quarter or two.

But as the year progresses and they get up to running within our organization, we would expect both their productivity and profitability to ramp toward our normal level of margins in the low 20s as we exit the year.

For the full 2011 we expect a contribution in the area of 10 to 15% depending on the speed with which these practices get up to normalized productivity and this would equate to between 10 and 15 cents per share to our earnings with for the reasons I state may be slightly biased to the back end.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

Now let me say a few words about outlook and guidance and why I am so bullish on our market position and our company right now. As I look across our practices, they’re doing almost exactly what we would expect them to do in a market environment such as the current one with a slightly improving economy.

As I look at Corporate Finance we see the core restructuring business continue to face headwinds but those practices within corporate finance that have domain expertise or rely on an improving economy are beginning to do very well. Our healthcare practice had 27 new matters during the quarter after opening 23 in the 4th Quarter.

Our media practice is gaining traction and our transaction support business has been strong with 63 new matters following 59 new matters in the 4th Quarter. Ten of those in the quarter were company-side; 23 were investor-side and 30 dealt with lenders.

In forensic litigation, during the quarter our healthcare practice in that business was up 11%, our pharma business was up 30% and our insurance business grew by 60%. We also saw improvement in the U.K.

Tech in its great performance especially took note that its Acuity product which is an innovative new product did very well. We also did an excellent job in Europe in terms of several investigations and some FCPA work.

Matters are up. Our budgets are now therefore (unclear) on premises and self-service SAS offerings. Interestingly price pressure has been softening slightly and there’s an uptick in the M&A market so there’s every reason to be very bullish on Technology for the rest of the year.

As I mentioned we significantly beefed-up our international arbitration practice and now have the top 10 recognized professionals in international arbitration in the world.

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

In Econ the number of new matters and active matters increased dramatically. It was up 25% in number of matters year-over-year and up 15% from 4th Quarter. New matters continued at a brisk pace with 145 in the quarter following 150 in the 4th Quarter compared to a run rate last year of about 125.

M&A and financial economics are robust. We’ve invested in a new public policy group headquartered in London that with the addition of three world-class economists that are only now beginning to ramp-up and we think that with the impact of the governments and of the global economy, this can’t help but be a roaring practice as we go forward.

In Strategic Communications we again had good retainer growth. We had excellent representation in M&A transactions where they occurred but we still we’re gaining market share and momentum but still there’s been a dearth of IPO work which will be what’s needed to really help them, you know, do even better than the 7% growth that the recognized.

Finally the LECG transaction, adding 200 new colleagues who I want to welcome to FTI and I think they could have gone to many places but they chose to be at FTI harkening back to the mantra that we began this company with almost 18 years ago, which we wanted to be the place for investors, for clients and most of all for the great professionals that make the other two things possible.

Accordingly while it is our policy to update our guidance only at midyear, given the potential material impact on our revenues and earnings from these recent events, we are increasing our guidance. We now expect revenues in the range of one-and-a-half to $1.54 billion and earnings per share of $2.30 to $2.45.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

To conclude my prepared remarks, the 1st Quarter was obviously a productive one. We had a record quarter for revenues on the strength of growing momentum for our pro-cyclical businesses.

We invested over $200 million of our capital in buying back our shares and most importantly we substantially enhanced our global presence, the breadth of our practices and the critical mass of our growing new markets in Europe and Latin America.

All of this positions us with more intellectual capital than ever to advise our clients on the most important issues of the day irrespective of where they might be. With that, we’ll now turn it over to your questions.

Operator: Ladies and gentlemen if you wish to ask a question, you can signal by pressing the star key followed by the digit 1 on your telephone keypad. Keep in mind if you are using your speakerphone, ensure your mute function has been released to allow your signal to reach the equipment. Once again for questions today, star 1. We’ll pause for just a moment and we’ll take the first question from (Toby Summer), SunTrust Robinson Humphrey, Inc.

(Toby Summer): Thank you. I had a question for you about your international markets and I just wanted to maybe see if you could give us some color as far as how many offices do you have or percentage of revenue in which, you know, you’ve only got two or three or maybe even one of your segments present versus having all five to try to give us a sense for, you know, what kind of growth and opportunities you have in some of those international locations. Thanks.

Dennis Shaughnessy: Hi, (Toby), it’s Dennis. You know, in most of the U.S. operations obviously we have all the segments - the businesses - represented. In London all of them, you know, are represented. In Hong Kong, all of them are represented.

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

You know, the European offices in France and in Spain would probably have three of the five represented physically although, you know, they liaise with London, you know, and use some of the expertise of the other segments in those operations.

As the demand for those services increase more, you would see us put in-situ, you know, in Madrid, you know, which is becoming a very large office for us as well as Paris.

In Germany, you know, we would have right now three or two-and-a-half of the five in there again predominantly using technology services out of London in the Technology segment but on the ground communications, arbitration and transactional support and restructuring, you know, would be in-situ there.

Middle East, again I’m not going through - we have so many offices now I’d have to go through - I have a Middle East in general in the Middle East you would have two of our services in-situ but again a lot of projects, you know, that those people would be bringing onboard that might be serviced out of London.

Australia again you would have their two in-situ but, you know, with other projects being handled by our economists, you know, coming from the U.S. and some of our restructuring people coming out of Hong Kong and then down in South America we would have three of the groups - actually four - in-situ.

The only one that we don’t have full representation in South America now would be technology and that they’re partially represented through a technological group that we have in place in Brazil but is more aligned to our FLC practice.

So I think, you know, I tried to - we have so many offices - that, you know, I don’t want to take up the entire call but in the aggregate we’re expanding. We’re expanding, you know, based upon the development of enough in-situ demand to justify, you know, the placement of people in those markets.

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

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In the interim we’re using the logistics and the contacts and the relationships of the other groups on-ground in order to support projects that we have in the country for the other groups or to develop them and to bring resources in on a project-by-project basis.

(Toby Summer): Thanks. It seems like the change in guidance is mostly a function of the recent hiring but if there is some sort of other contribution to that change, could you share with us what that may be?

Dennis Shaughnessy: I think Jack tried to tell you that the demand per - the new openings in the 1st Quarter - are very robust, not only here but in Europe and, you know, especially in Asia. The anticipation is that these openings one, you know, it’s a good indicator of a significant pickup in the business and not just a pickup in market share, a gain in market share.

And, you know, with looking at that our feeling was that the additional capacity that we were putting on-stream not only through the LECG acquisition but the actual, you know, other hires that we’ve made across the platform is going to benefit from, you know, good solid demand drivers the rest of the year.

And then the next edition of, you know, $80 million (internal) revenues at LECG worked on obviously our feeling is we can do better than that once they’re fully integrated and online and some of the groups have actually hit the ground running very quickly and are very happy to be attached to the platform.

(Toby Summer): Okay, I’ll get back in the queue. Thank you.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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Operator: And now we’ll move to a question from (David Gold) with Sidoti.

(David Gold): Hi, good morning.

Jack Dunn: Hi, (David).

(David Gold): I wanted to ask a question or two in technology practice. I guess as we stand, litigation’s certainly picking up but that business continues to be pretty competitive and, you know, I guess certainly the landscape’s changed a little where it’s gotten more competitive say than when we initially entered the business.

I was curious on sort of thoughts there on well, you know, what we do from here differently to sort of differentiate a little bit more and see if we can get that pricing power back or is it a function of, you know, making some more acquisitions growth or is it more a function of, you know, say reviewing the offering and going from there?

Dennis Shaughnessy: David, are you specifically talking about the Tech segment?

(David Gold): Yes.

Dennis Shaughnessy: Well, I think you have two factors there. One, you know, you’re never going to have pricing power in storage because it’s a reflection of Moore’s Law. Every year, you know, the capacity and the cost storage goes down or increases and the price moves proportionally and obviously we have very large outsourced operations now in the U.S., Europe and Asia.

And you have to offset with volume, you know, the market presence. We don’t drive storage prices. Storage prices are driven by, you know, base storage around the world. We’re a beneficiary obviously of demand so there you’re going to see increased dollar volumes possibly, you know, decreasing margin because that’s what the whole world looks at in those businesses.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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I think we’re increased per share at the top end so I would turn around and say that there’s a market consolidation because I think what you’re seeing is fewer and fewer businesses that can handle complex global, you know, challenges that have to operate within specific geographies for purposes of privacy.

So I think, you know, on our consulting side of that business, I think we’re gaining share and then finally we have a robust R&D effort, you know, underway there. Acuity has exceeded our expectations. We’re extremely pleased with it.

There will be new releases throughout the year related to acuity and to the other areas and of course we are spending a lot of money to position ourselves aggressively in the cloud. I hate to use that cliché but it’s clearly where the world is going to go.

It’ll probably be, you know, a way of maintaining margin on storage, you know, by a different type of approach but we’re very pleased with what we see coming out of R&D. You could expect to see a significant amount of doc releases as we build enhancements for what we think is, you know, a highly-ranked by the industrial analysts’ platform.

And so I would say you’ll see us grow there, you know, as we migrate into the cloud, we think there’ll be efficiencies and two, we’re going to gain share at the top and on consulting just because there are more complex global problems and fewer companies available to do it and then finally you’re going to see a lot of new releases from us over the balance of this year.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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Jack Dunn: Yeah, I think if you compare this quarter to a year ago, I think one of the things we noted is that we had a particularly strong quarter last year on on-premise installation and I think, you know, that’s a very profitable business.

And our people are reporting back that corporations are again having budgets to explore this as I mentioned in my remarks so I think, you know, we are working to address that need. We’re working to make sure that our new releases work seamlessly with that kind of thing.

So it’s a partnership with the clients to really address their needs and we have always been a leader in doing that because of our, you know, we were a pioneer in this and now with our R&D effort which is well-funded and not a product of, you know, of a venture back thing or something like that, I think, you know, we’re in good shape and we will of course look at acquisitions.

Like most of our practices, the technology folks have a list of things that would fit nicely as we continue to co-op the end-to-end solutions so that our clients have not only, you know, want to use us and have no reason to go anywhere else so we’re very active on that front.

But as we say in the business, the results weren’t exactly chopped liver as they are so they’re, you know, when you look at, you know, it is at least a nice respite for them to have a quarter where price pressure was not as significant a factor as it has been in the past.

(David Gold): Okay, and Jack just following-up on your comments on the acquisition front, there’s one I think large one that, you know, that sort of - large potential sale announced in the quarter - in the business at a competitor who is, you know, having - has been having - some similar issues or some issues on the pricing side and wants to get out. Would you look at something big there?

Jack Dunn: Which one are you talking about, (David)?

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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(David Gold): Iron Mountain.

Jack Dunn: Oh, okay. Yeah, I don’t think at this point we’re going to buy hosting capacity. I think that’s, you know, there are people as the world goes on that, you know, for us it was an important tool because of the confidentiality and there are certain people who no matter what we say are not going to go to anything but a private FTI solution.

But I think in terms of being a competitor in the mass market on that, that’s not our cup of tea.

(David Gold): Yeah, got you. Okay, and then just one last quick one if I can tuck it in. In the LECG buy, can you give us a sense for how much if possible in addition to what you spent what we might expect it might cost to sort of lock-up the senior professionals there and put them on the platform so to speak?

Dennis Shaughnessy: Well, as you can imagine (David), we wouldn’t have done deal if we hadn’t locked-up the senior professionals in it.

(David Gold): Sure.

Dennis Shaughnessy: .… as part of a pre-condition to each one of the series of acquisitions, you know, so new employment contracts were signed with us not only for, you know, defensive purposes but, you know, offensively to really give them the opportunity to earn based on our income model and which we think will have margin enhancement and earnings enhancement for them.

The, you know, the total amount of the loans, you know, that were used were not significant relative to the combined purchase price and, you know, I think that’s all over and done and their packages pretty much (David) would look like a template that you’ve seen, you know, us do elsewhere but they are in fact locked-up.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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(David Gold): Got you. Perfect.

Dennis Shaughnessy: In a positive sense.

(David Gold): Right, for sure. Very good. Thank you all.

Operator: And now we’ll hear from Tim McHugh with William Blair & Company.

Dennis Shaughnessy: Hi, Tim.

Tim McHugh: Hi, guys, how you doing?

Dennis Shaughnessy: Great, thank you.

Tim McHugh: Good. First I wanted to ask on the large cases if you could give a little more color, I mean, both on the forensics side you talked about how those are down and then also technology. Were there any large cases and I guess from a high level just do you feel more comfortable that that’s less of a risk?

You had talked about that being a little bit of a risk on the last call that you were kind of thinking about for this year.

David Bannister: Tim, it’s Dave Bannister. The quarter was much less dependent on large cases than many quarters we’ve had in the past so within the Forensic group the two large cases which we’ve spoken about frequently were down about two-thirds in revenue versus the run rate last year.

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

There still are significant cases but they would no longer fit in the unusual category in terms of their scale versus the business. The only other segment that we’ve had significant cases would have been the Technology segment and the largest case there again is down significantly versus last year so the dependence on it is a lot less.

In Corporate Finance there really are not mega cases going on now in internal spend so we don’t have cases that would be, you $10 or $20 million dollars in the quarter, that those cases are behind us.

Dennis Shaughnessy: Yeah, Tim, I think one of the reasons for the optimism that Jack was trying to project is that when you have such an increase in the number of retentions that we’re getting, you know, number 1 some of those by simply sheer force of inertia grow into larger cases but it allows us to start to redeploy the younger range of our consultants into those.

As I think Jack said, when you get those cases in the beginning, you know, obviously your senior people are on. Unless the cases expand, you would start to add to your leverage with your younger people and most of those people are being deployed out of the large fraud cases that we had referenced.

And so, you know, you can’t turn, you know, sort of the ship in a parking lot in a couple of weeks but we’re very pleased, you know, with what we’re seeing as far as all the new bookings and we had an outstanding 1st Quarter of new business development.

Jack Dunn: Yeah, Tim, this is really the fruition of a game plan. I mean, we think, you know, we will continue to get the elephants because one, we hunt them and two, we’ve been partners with the great firms in the world about having very successful conclusions for our clients.

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Moderator: Eric Boyriven

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But as you know we’ve been moving much more toward domain expertise when you look at those figures about our healthcare business being up 11% and our insurance business being up 60%, we’re trying to build things where we don’t just get it because it’s a big thing.

We get it because we are the gold standard in that particular industry and that’s something that you will to continue to see us so in the process of a lot of sturm and drang over the last year about body headcount and all the rest of it, what we have done is continually focus new hires on and replacement hires on industry and domain expertise.

Tim McHugh: Okay, that’s great, and then can I ask about the marketing plan or the brand consolidation plan for this year? The corporate expense was actually much lower than I had thought so was that fully ramped-up in Q1 and I guess just how’s it going?

Dennis Shaughnessy: No, for the brands that we were going to convert, you know, sort of on a big bang in Q1, that money for the most part has been expended. It probably was a little less, you know, than budget but it went seamlessly so we really didn’t have, you know, any issues and the bigger brands, the ones that would be converted between now and in November was where we had the bulk of the spend.

That money will, you know, is targeted to be spent. It will be spent and so far so good. We think it’s going extremely well and a lot of, you know, a lot of it is geographically driven, you know, because you just have to do, you know, your conversions, your promotion and your transition based on the geography that you’re in.

And I think obviously we’ve gone to this new organizational structure with a geographic bias and so we want those leaders to weigh-in heavily on sort of the last mile of execution of that dollar spend or Euro spend or, you know, yuan spend wherever it’s going to be.

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05-04-11/8:00 am CT

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Tim McHugh: Okay, so should we - is it fair to think about - that expense, corporate being relatively similar to Q1 maybe up a little; I mean, is that a good run rate?

Dennis Shaughnessy: I think you’ll see it go up a little in Q2 and pretty much be as planned in Q3 and Q4.

Tim McHugh: Okay, and then one last question is just on the Strategic Communications business, can you talk a little bit about your view on that business right now? I know you said you’re waiting for a greater level of IPO activity. I guess I had thought it might be stronger than this at this point in the cycle.

Are you comfortable with retention and market share trends and everything there and it’s just a market issue or is there anything else that you’re maybe focused on within that business?

Dennis Shaughnessy: I think we’re gaining share in the basic core business, especially in Europe and Asia and probably keeping share expanding it slightly here in the U.S. I think that the, you know, the capital markets have just not been robust. It’s been somewhat stop-start.

Our backlog of activity, you know, either on a primary-secondary, you know, fundraising basis especially again in Europe and Asia is robust. It’s there. We simply haven’t been able to execute a lot of the deals that we worked on have literally gone to the altar only to be pulled, you know, at the last minute.

I think that while we think M&A activity is definitely going to pick up, M&A activity on a hostile basis is clearly, you know, a big driver of business for us when that heats up and so you’re reading some of the same headlines we are so I think we may see a benefit in the second half from that.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

Retentions are up. The pricing, you know, pressure on retention seems to, you know, have abated. The big lack here, you know, that we still have not recovered from where we were in the last cycle is the M&A/capital markets business. We believe we’ve gained share by the retentions that we have we’re just simply not being able to execute on the transactions.

Jack Dunn: Yeah, I think, you know, in light of that we can’t just sit around and wait for IPOs to come back. When you look at our developments in that business, one of the things that’s exciting is with the new leadership we have there.

And with the addition of Mark Malloch-Brown over in London and with our operation in Brussels, we’re much more looking at government and global affairs as an opportunity. I mean, you’re going to have given the, I’ll say politely involvement of government in business here and abroad given events in Spain and Greece.

I think the addition of this cadre of economists that I spoke about in our economic consulting combined with the capabilities we have in strategic communications I think by the end of the year you might see that be a pretty big contributors for us on not just a U.S. basis but on a global basis and that’s an exciting development for us.

Tim McHugh: Okay, great. Thanks, guys.

Operator: And now we’ll move to a question from Scott Schneeberger with Oppenheimer.

Scott Schneeberger: Thanks, good morning. I guess starting out could we speak a little bit on tech consulting? It sounds like you’re bullish for the remainder of the year and, you know, acuity going well. Could you guys speak to - you know, in the past there’s been consideration of spinning that off - where do you stand on that front given it looks like it has a nice run rate here?

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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Dennis Shaughnessy: It’s Dennis, (Scott). I think we’re not considering anything like that right now. I think again what we’re looking for is support the group especially with all these new product releases that we think you’re going to see in the next 16 to 18 months. I think there’s consolidation going on in the industry.

There are people exiting the industry that were referenced before. They’re the smaller companies that Jack referenced that are going to either fall by the wayside or get gobbled up so it’s hard to ignore the dynamic in the industry that, you know, clearly the players are going to change or the players will get larger but I think we feel very comfortable where we are right now.

We think this is obviously one of the most valuable parts of the company and, you know, again I think that, you know, capital markets dictate strategy often times and I don’t necessarily there’s a capital market need to do anything for us, you know, right now with this and we feel very comfortable, you know, having this in the portfolio.

And, you know, as I said it’s hard to ignore what’s going on in the macro sense but we feel in a very good position.

Jack Dunn: Yeah, I’m as excited about the business. I don’t want to sell it. I mean, capital markets will not dictate something on this in my opinion. We have the best leadership team we’ve ever had there with Seth Rierson and Eddie O’Brien on the R&D side and Adam Bendell and I think we just, you know, we have great prospects for that business.

It’s the kind of thing where, you know, they have an opportunity because of their statute in the field to do, you know, collaborative projects with people that may have a different type of expertise than we do.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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But I think it’s definitely it’s part of the family and part of the reason why we have fared better than some of the people that are in some of the businesses we’re in is because we are able to offer that as part of our offering so I think just put that to bed and just continue its growth spurt and its profitability.

Scott Schneeberger: Thanks, and fairly consistent mid-30s EBITDA margins is a reasonable expectation for that business considering it’s been performing that new as a manager and such?

Jack Dunn: Yeah, we tried to say, you know, when it’s a little bit below that, please come back to the mid to low 30s and when it’s a little bit above that, please come back but yeah, that’s what we’re looking for.

Scott Schneeberger: Okay, fair enough, and then switching up a little bit, SMG no longer called SMG but could you give us an update on how that’s performing?

Dennis Shaughnessy: Yeah, I think seen a budget for the 1st Quarter, I think their utilization is going up. They’ve been active in several projects in the small investment bank, you know, that we have. The projects, you know, have not closed yet. That could have a positive influence on us going forward.

You know, clearly the commercial real estate market where they really play is starting, you know, to heat up even more so we’re, you know, we’re looking for SMG to have a good year.

Scott Schneeberger: Great, thanks so much, guys.

Operator: Now moving to a question from (Paul Ginocchio) with Deutsche Bank.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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Paul Ginocchio: Thanks for taking my question. Just want to make sure I was clear on something. I think you raised your EPS guidance 10% - 10 cents at the low end - five cents at the high end but it sounded like you said that LECG added 10 to 15 cents for the year. Is that correct and if it is, where is the underlying downgrade and I have a follow-up, thanks.

Dennis Shaughnessy: There’s no underlying downgrade. I think, you know, what we’re trying to - we tried to give you a range - we weren’t trying to be exactly precise. That was just going to be additive.

We were trying to give you a range of what we thought LECG could do and, you know, rather than get too far ahead of ourselves, you know, we lucked - I think we have a reputation - of trying to be relatively conservative on these things and I think that’s the way we did it.

Paul Ginocchio: Okay, and then I calculate about $6 million of FX on the revenue in the quarter. Does that sound right to you?

Dennis Shaughnessy: Let us check, (Paul).

Jack Dunn: Yeah, we’ll check and give the answer back on the call.

Paul Ginocchio: Okay, then just while you’re checking, the healthcare practice; could you tell us how big that is within restructuring? Is that just hospital restructuring or is it also performance improvement and if it is, what are you doing? Is it revenue cycle throughput?

Dennis Shaughnessy: Yeah, it’s about $60 million. It is all of the above. It’s revenue cycle. It’s operational improvement and it would be core restructuring and, you know, the bulk of the business now is in the more consultative areas, you know, as you can imagine operational improvement and not restructure.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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David Bannister: Importantly, we have healthcare expertise in many of our segments that also have substantial size so we think of the totality of our domain expertise, it’s not a $60 million business. It’s probably 150 to $200 million business.

Paul Ginocchio: Thank you.

Operator: Next question will come from Bill Sutherland with Boenning and Scattergood.

Bill Sutherland: It’s good enough. Good morning, guys.

Jack Dunn: Bill thinks it’s good enough.

Bill Sutherland: So on the…

Jack Dunn: Okay, good.

Bill Sutherland: …thank you very much for that thought so the expenses that you all called-out last call on the network operating centers and CRM, are they tracking along as far as the ranges you put out there?

Jack Dunn: Yes, uh huh, yes.

Bill Sutherland: Okay and Jack on the last call, you referenced activity really starting to heat up in the private equities. Is that sustaining?

Jack Dunn: Well, I think the private equities are very active. When you look at the case openings we have on the transaction support side, I think that’s indicative, you know, 50-60 new cases a quarter, that’s indicative of that.

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05-04-11/8:00 am CT

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Bill Sutherland: Okay.

Jack Dunn: It’s an area of concentration for us because there’s so many different things between our process improvement people and merger/post-merger integration activity. It’s very much a focus for us.

Bill Sutherland: So that is contributing a lot to those new matters that you’re getting, okay.

Jack Dunn: You know, I think it’s some. I wouldn’t say that it’s contributing a lot to the new matters. When you think about, you know, when you think about M&A as a major factor across all of our businesses and as I say the single biggest driver that could, you know, move us up to and beyond the high end of the range, I think, you know, still is the strategic M&A is the major focus because it affects the Technology in the second request and it affects econ.

So it’s more in our transaction support that the private equity firms in terms of their M&A activity would affect us.

Bill Sutherland: Right, right. The other thing you called out was the credit crisis. Is that flowing through like you expected?

Jack Dunn: Well, the litigation from the credit crisis is absolutely, I mean, we’re I think one of the reasons the, you know, when we talk about financial economics a lot of that business where it’s been very strong has been the result of the credit crisis.

Bill Sutherland: Okay, and then last question from me on the Tech growth, would you think that 1st Quarter is something that can be sustained in terms of growth rate for the year?

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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Dennis Shaughnessy: The Tech, they are involved in some great projects. They’re going to be releasing new products but I think, you know, with a caveat that, you know, the core projects that they’re working on right now continue.

They will clearly, you know, add new business and if the new products that we plan on releasing get traction, we think, you know, they can have excellent for the rest of the year.

Bill Sutherland: Okay, great. Good work, guys. Thanks.

Operator: The next question will come from Arnold Ursaner with CJS Securities.

Arnold Ursaner: Hi, good morning.

Jack Dunn: Morning.

Arnold Ursaner: On the LECG acquisition of professionals, will many or most of them have to take garden leaves?

Dennis Shaughnessy: No, and that’s why we did it. It was much cleaner to do an acquisition than to try to do group hires even though, you know, LECG has their own plan of sort of winding down.

They had contractual, you know, control over a lot of the individuals that if we had just hired them Arnie, you’re right on. It would have required, you know, especially in Europe gardening leaves or, you know, just in the States, refrain from competition.

All of that was waived by LECG as part of the consideration of the purchase so all the people came over clean and were able to sign new contracts with FTI as a condition precedent for the deal and, you know, executed contemporaneously with purchasing the company so there are no gardening leave issues there.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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Arnold Ursaner: Okay, so with the annualize type revenue number should be a pretty good starting point, can you speak to the margins on their business versus your corporate average and what sort of goal you have for that over the next 12 to 18 months when they integrate in?

Jack Dunn: Yeah, I think first of all it’s impossible to speak to their margins on a (curling) basis simply, you know, given the issues that were going on in LECG and I’ll leave that at that. I think that the people that we have I would turn around and say were the stars of the show there and, you know, have tremendous demand power behind them individually as well as the groups that came over.

There’s no reason that after, you know, sort of a transitory period, you know, they went through a lot in the last six months there and so you’re always a little nervous at simply extrapolating out where you think it ought to go without some degree of hiccup and that you’re porting people from one office into another office, new support, new systems, you know, the normal run of the mill integration issues that you’d have.

It’s going along very smoothly so far. It’s not perfect but we would anticipate, you know, that we should exceed their run rate towards the second half of the year in revenues based on some of the bookings we’re seeing and some of the business we’ve been able to already generate.

For example I know the competition practice in Europe was the best competition practice where Jorge Tadeo was the number 1 guy there and they’re already cooperating extremely closely with our number 1 practice over here in the U.S. and they’ve been handing-off assignments to each other.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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So I think you do have that, you know, working for us in the second half as well. I think, you know, the earnings contributions could be, you know, margin.

Our expectations is they’ll earn exactly what the rest of our groups earn and should be in the 20s, you know, a good proxy would be to average Econ and to average FLC together because it’s almost an approximate 50/50 split of the people so our target would be to get them to that margin as soon as possible, hopefully by the end of the year.

You know, we would anticipate a nice positive margin in this quarter but nothing earth-shattering then moving quickly, you know, towards our margin and that’s why we tried to be conservative and use, you know, the range that we did given that you’re going to have one quarter of integration and that’s the one we’re in right now.

Arnold Ursaner: Over the last six or nine months, your basic - I wouldn’t use the word guidance because that’s a little too strong - but your overview of how we should think about your business is essentially keep the trends flat for what we’re seeing over the last few quarters.

Could you perhaps speak to that and talk about your trends in Q1 by month? Was there any noticeable change during the quarter?

Dennis Shaughnessy: No, it was just a very strong quarter. I mean, I think the, you know, there’s probably a lot of macro drivers I think as Jack said without a doubt the litigation and regulatory business has really picked up and, you know, to some very interesting global type of engagements that are new to the quarter.

The M&A work, our econ guys are going flat out practically and so the addition of all this new power from LECG especially in Europe is very welcome and so those trends, you know, are robust and I think do probably indicate, you know, as Jack said sort of a loosening of the purse strings and some of the corporate budgets and maybe just sort of a finality in people waiting to resolve disputes.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

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They’ve been pushing them off and now they’re trying to get them over so I think the demand drivers which were really the new bookings were extremely strong in the quarter.

Arnold Ursaner: So should we be thinking more about an acceleration in trends starting in this quarter continuing through the balance of the year in your pro-cyclical pieces?

Jack Dunn: I think if you look at the businesses, as I said they’re kind of doing what we would have thought. Technology is probably the most sensitive to pickup in the economy so it’s kind of the canary in the mindshaft.

Econ, you know, gets especially in an M&A market like we’re experiencing now gets a lot of the business before. Forensic litigation is, you know, is again a steady, solid performer that tends over year-in and year-out to grow with the economy.

So I think if you look at these specific sets of results with technology at 17%, you know, FLC at roughly the growth rate that people were anticipating for the economy, econ a little bit above, I think this quarter is probably a pretty good template that would be a good result if we get that.

And then if we get the businesses in Corporate Finance that are pro-cyclical and domain straightened out and we get the - we reach the bottom - on the restructuring, I think that’s kind of the template for the year that we’re looking at.

Arnold Ursaner: Thank you very much.

Operator: Now we’ll move to a question from Joseph Foresi with Janney Montgomery Scott.

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Moderator: Eric Boyriven

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Joseph Foresi: Hi, guys. I think my first question here is just on the litigation environment, what has caused the pickup this year in your estimation and is there any pent-up demand in that recovery?

Jack Dunn: Well, I wouldn’t refer to it as pent-up demand although I like the concept but I would refer to it more as following every financial crisis. If you look at 2001-2002, the big litigation years were ‘05, ‘06, ‘07.

They weren’t right following that because you have the investigation phase, you have the phase where when you’re coming out of the event itself, typically people are especially insurance companies are shy about funding a lot of stuff.

So here we’re seeing a natural cycle where, you know, I think there’s a hue and cry to “go find the bad guys.” You see editorials in all the newspapers about nobody seems to have paid a price for the financial upheaval.

Well, now people are exploring that. When you look at the list of defendants, you look at the size of the litigation that’s being, you know, filed, you look at, you know, even in the cases we have here, we just really, you know, came up against the statute of limitation in the filing of all the cases.

So I just think you’ll see it relatively extended and for good or ill, litigation begets litigation so I think that’s what’s driving it.

Dennis Shaughnessy: I agree with Jack. I think a lot of it is it’s sort of a final reckoning of what happens in the financial meltdown. Everybody is now, you know, the protagonists are alive. They have money. You know, their balance sheets are secure.

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You know, the people that feel they were injured, mostly institutional investors or other counterparties have something to go after and sue so a lot of the pent-up demand on the litigation is now maturing.

As Jack said, it’s either statute of limitations driven or it’s just driven by the reality that I have real defendants to go after that aren’t necessarily protected by the government’s investment and things like that so I think we’re certainly seeing a lot of that.

I think we’d be naïve not to think that, you know, there isn’t a benefit to us and I’m not trying to say we’re the only one. I mean, you take - there’s a major competitor’s gone out of the market - over the last two years and that’s LECG and, you know, they had excellent people. They did excellent work.

We’re the beneficiary of some of that. I’m sure other companies are as well over the last two years and I think as far as the larger cases there are fewer people to go to, you know, who can work on these big complex international cases and so I think, you know, part of the demand driver, you know, is they don’t have as many people to turn to as maybe they did in the past.

Joseph Foresi: You talked about earlier the restructuring practice. I wonder if we could revisit that. Has it - is it - I mean, do we feel like we bottomed here in the 1st Quarter in the restructuring practice or do you think we face a couple of more tough comps either in that practice or FLC from some large engagements?

David Bannister: The comps certainly get easier after this quarter. If you’ll recall last year’s 1st Quarter was still a pretty strong corporate finance restructuring quarter and then it really fell out of bed really starting about late April of last year.

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You may remember that we even came out with a pre-earnings release commenting on that so the comps certainly get easier. As to whether we’re in an absolute bottom, we currently see default rates of around one-and-a-half to 1.4% which is way below the historical average of the 20-year average of around four to four-and-a-half percent.

So you know, if those continue at those levels, we probably still have a little bit of room left under our keel but, you know, the world tends to regress to means so we don’t think we’re going to have one-and-a-half percent default rates in perpetuity.

Joseph Foresi: Okay, then my last question, I was wondering could you just comment maybe on what organic growth expectations are in guidance and whether that includes any kind of acquisition activity going forward?

Dennis Shaughnessy: Well, I think it’s directly related to your last question. I think we recorded about a 9% in round numbers organic growth for the company ex-restructuring and restructuring itself was cushioned by an acquisition in Ex. Ferrier Hodgson so it overcame an awful lot of correction, you know, in the restructuring run rate.

I think you should see us continue at that level if not even better in the more pro-cyclical businesses. The net number will be a function of your question, how quickly do we find a floor for the class of restructuring as David said, we’re going to start lapping easier numbers.

Most of the big cases have already ended so you’re not lapping, you know, those billings and we’re starting to see a pickup inside of corporate finance of their non-restructuring business in certain areas. Now we need that to pickup more but I think that the net number is going to be really a derivative of where that bottoms out.

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David Bannister: Yeah, the revenue last year was $1.4 billion. Our original guidance - our consensus - was around $1.46 billion. Substantially all of that was organic. There’s a little bit of effect from the Asian acquisition of maybe $15 million or so. The challenge for us and we haven’t fully determined how this is going to show up in our filings is how we characterize the LECG transaction.

Some of those historically would have been referred to in our vernacular as organic because they were hiring people and a little bit of it was took the legal form of acquisitions. These will be so quickly integrated that we really are not going to be able to track them effectively as standalone acquisitions.

If people are going right into our offices, sitting in the same seats next to people and so forth so my guess is we’re going to end-up having to talk about that as organic growth recognizing that we just put out a little bit of capital. We put out, you know, 30-odd million dollars of capital to make that happen.

Dennis Shaughnessy: There are no future acquisitions in the guidance.

Jack Dunn: Yeah, and there’s no earn-outs or anything associated with LECG obviously so as David said, it’ll pretty much morph into organic. Now on the other hand we are in conversations with people constantly. We are as you guys know inquisitive.

We will generate a lot of cash that, you know, we’ll be putting to use and so, you know, we are not against doing more acquisitions this year and in fact, you know, we’d probably plan that we would. It’s just difficult to forecast but it is not in the guidance.

Joseph Foresi: Okay. Thank you.

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Operator: And now we’ll move to a question from Kevin McVeigh with Macquarie.

Kevin McVeigh: Great, thank you. Just wanted to follow-up on the accelerated buyback in terms of like at what point is that completed? It sounds like there’s another 600,000 shares or so or just at what point does it essentially end in terms of, you know, acquiring shares in a public market?

David Bannister: Contractually the understanding with the agreement goes basically through the end of the year we are substantially complete with the main phases of it by sort of mid-May which is what the $600,000 is referring to.

For the balance of the year, the counterparty, Goldman Sachs, in effect has the ability to cover their short or purchase the shares that they had delivered to us and depending on how they do that and how the price of the stock reacts, we could get in more shares.

We will not get in any fewer than we’ve talked about. You know, that’s the top side of the more shares might be as much as 10% more. It just depends on what the stock price and there’s really no way for us to predict what that number is now.

Kevin McVeigh: Got it, but it could be upwards of 10% more than what…

David Bannister: Could be as much as 10% more.

Dennis Shaughnessy: We hope not. We hope not. That would get the stock traded down.

Kevin McVeigh: Right, right, and that’s 10% obviously of what’s already been purchased, right?

David Bannister: Correct.

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(Kevin McVey): Super. Thank you.

Dennis Shaughnessy: So it could be another 500. It could be as much as another 500,000 shares. It could be as few as zero.

Kevin McVeigh: On top of the 600 already that are earmarked for May.

David Bannister: Correct.

Kevin McVeigh: Super. Thank you.

Dennis Shaughnessy: Yes, correct.

Operator: And next question will come from Chitra Sundaram with Cardinal Capital.

Chitra Sundaram: Thank you. Very useful conference call but the one piece I guess I’m a little puzzled still by what was the something must have changed between the time when you gave the guidance for Q4 and now the guidance - no, I’m sorry, the guidance at the time of the Q4 call - and the revised guidance now for 2011.

Obviously the acquisition is one piece and you’ve broken that out but there’s another, you know, 15 to 20 cents kind of if I’m not wrong that appears to be based on an improved view of the organic environment, organic growth environment. You’ve given a lot of color around it but I’m just wondering what changed for you between the two calls that is right…

Jack Dunn: Our modus operandi is that we only look at those kind of softer issues twice a year, once when we originally give guidance and second at the middle of the year. We only really revise our guidance when there’s been a definitive transaction.

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Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

This year that would be the share repurchase, the accelerated stock buyback which is what caused us to raise our guidance earlier in the year and then this time it was the acquisition of the people and practices from LECG.

So we started the year at $2 to $2.20. When we announced the accelerated share buyback, we went from $2.20 to $2.40 and now with the advent of the LECG transactions we’ve gone from $2.30 to $2.45.

Chitra Sundaram: Got it, got it. Thank you so much.

Jack Dunn: Thank you.

Operator: And we’ll have a follow-up question from Paul Ginocchio with Deutsche Bank.

Paul Ginocchio: Thanks for taking my call. Because of LECG, is it possible to give us revenue-generating headcount by division where it is currently, just to help with the modeling and second maybe just current shares outstanding?

Dennis Shaughnessy: Do you mean the additions from LECG to each one or do you - because the tables in the back - do reflect the addition of those folks.

Paul Ginocchio: Oh, they do, okay.

Dennis Shaughnessy: Yes, that they would include the LECG folks.

Jack Dunn: Yeah, (Paul), they came in literally right at the end of the quarter.

Paul Ginocchio: Right, but are those average numbers or are those…

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

Dennis Shaughnessy: Quarter end.

Paul Ginocchio: Great, great, thank you, and then current share count?

Male: 42 million.

Jack Dunn: Yeah, it’s about 40 million - that again - I think is in the tables but it’s about 42 million.

Paul Ginocchio: Great, thank you, and then finally I calculate your international exposure now about 24% of revenue with LECG; does that sound right?

Jack Dunn: It was 21% or so in the quarter so I would think that that’s a pretty good guess.

Dennis Shaughnessy: But it should ramp because you have a lot of LECG in there.

Jack Dunn: That’s what made it 24% so he’s ramping it up, right.

Dennis Shaughnessy: And (Paul), I think you had asked earlier about the currency FX?

Paul Ginocchio: Correct.

Dennis Shaughnessy: Yeah our revenue in the 1st Quarter had about $1.9 million of currency FX in the revenue and that had a negligible impact on earnings.

Paul Ginocchio: Great. Thank you.

Operator: And we’ll take our final question today from Tim McHugh with William Blair & Company.

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

Tim McHugh: Hi, just wanted to sneak one or two more numbers questions in here. The depreciation and amortization was a fair amount lower than I thought so just wanted to know if you could give us an updated view and then I guess including the LECG transaction in there.

And then also on the interest and interest expense or more specifically the other income line, you know, that’s been somewhat volatile from quarter to quarter. Is there any visibility you can give us on what to expect from that going forward?

Dennis Shaughnessy: Well, I think the amortization would have been impacted by the fact we had a large brand write-off back in the 4th Quarter so we would have been amortizing say acquisition-related expense that had to be attributed to the brands that we bought.

We chose to write those off and took that in one fell swoop in the 4th Quarter so that would have had one impact that would have dropped it. There’s no significant - there were no brand - transfers from over with LECG.

Any of the amortizations related to people’s contracts goes directly into comp so it wouldn’t have affected that line really not much in the form of assets, maybe some leasehold amortization would show up but again that would be up in the operating line possibly. I don’t see a lot of impact to that depreciation. I mean, there clearly will be some. I just don’t see much.

Jack Dunn: What I would say Tim is you think of it as we added roughly 5-6% more people. Our depreciation across the company tends to be somewhat headcount driven because it’s desks and computers and so forth and so on.

But you’d be a little bit more conservative than that because a fair amount of depreciation also runs to the Tech segment so I would say again, it’s not going to be much of a change in depreciation as we deploy the people plus many of them are moving into existing office spaces where we already have the depreciation so I think it’s a negligible factor from LECG.

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

And in terms of the balance of the year modeling, the only other thing - depreciation could go up a little bit - as we do a little bit more work at some of these service centers and they get put in place there but again I don’t think it’s a big effect.

Dennis Shaughnessy: Yeah, there’s a little bit of an uptick since we brought our Asia/Pacific service center on for technology services, for infrastructure technology but as Dave said, that’s not going to happen dramatically as such.

Tim McHugh: Okay, thanks, and then the other income line, it was like $2 million this quarter and you’ve had some periods where it’s been that but it’s been bouncing up and down so I’m not sure what to expect for that.

Dennis Shaughnessy: That’s FX.

David Bannister: That’s where the FX would be recorded.

Tim McHugh: Got you. Okay. All right, thanks.

Operator: And that will conclude our question-and-answer session. I’ll turn the call back over to management for any additional or closing remarks.

Jack Dunn: Okay, great. That concludes our session today. Thank you for joining us and we look forward to talking to you at the end of the next quarter. Thank you.

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

05-04-11/8:00 am CT

Confirmation # 6792228

Operator: And once again ladies and gentlemen, that does conclude today’s call. We do thank you for your participation.

END